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                                                                 Exhibit 20.1

PRESS RELEASE
FOR IMMEDIATE RELEASE

DIGITAL RIVER ACQUIRES NETSALES' SOFTWARE SERVICES DIVISION
Acquisition affirms Digital River's market leadership position

MINNEAPOLIS, MINN., AUGUST 25, 2000--Digital River, Inc. (Nasdaq: DRIV), the world's largest Commerce Service Provider (CSP), today announced that it has acquired the software services business of NetSales, Inc. which provides outsourced business-to-business (B2B) and business-to-consumer (B2C) e-commerce services for software publishers and software retailers. The acquisition of the NetSales Technology division further establishes Digital River's position as the number one provider of both B2B and B2C e-commerce services for software and digital content publishers.

Under the terms of the agreement, Digital River acquired NetSales' software services assets in exchange for 1,000,000 shares of common stock, with a contingent earnout for an additional 350,000 shares of common stock based on performance over the next 180 days. NetSales generated $1.3 million in net transaction revenue in 1999 with over 500 clients. All of the operations will be consolidated at Digital River.

Over the next 90 days, NetSales clients will be transitioned to Digital River's commerce system and can immediately tap into the company's comprehensive e-commerce services.

"The e-commerce market for software and digital content publishers continues to offer a tremendous business opportunity," said Joel Ronning, Digital River's CEO. "As businesses and consumers move their purchases to the Internet, we're continuing to see a remarkable shift in how software is bought and sold. The Internet is clearly becoming the preferred medium for digital content publishers. Digital River's complete outsourced e-commerce solution is at the forefront of this sweeping trend. Our clients' growth is proof of our success. We look forward to providing the same exceptional level of service to NetSales' customers."

The acquisition will further extend the reach of Digital River's e-commerce solution as well as increase the competitive advantage and revenue opportunities for the company and its newly acquired clients.

"This is a strong acquisition for us in the software marketplace, as well as for our financial performance going forward," said Perry Steiner, Digital River's president. "This acquisition will be accretive to Digital River beginning in the fourth quarter. We believe we can add the NetSales client base onto the Digital River system without significant incremental operational costs, thus augmenting the software division's previously stated goal for profitability prior to amortization and depreciation in December of 2000.

"We are confident that our clients will be able to grow their businesses by leveraging both the expertise and proven e-commerce system from a market leader such as Digital River," said Bob Fraser, NetSales' Founder and Chairman of the Board. "Our clients can be assured that Digital River will provide an exceptional level of service."

ABOUT DIGITAL RIVER

Digital River (Nasdaq: DRIV) is the world's largest Commerce Service Provider
(CSP), providing over 7,500 companies with complete, outsourced B2B and B2C e-commerce solutions. The Company's front-to-back e-commerce services include site development and hosting, order and transaction management, system integration, product fulfillment, e-marketing and customer service. Digital River's clients include Fujitsu, 3M, Siemens, Hewlett Packard, Autodesk, Adaptec, Block Financial, Staples.com, CompUSA, Fox Interactive and Egghead.com. For more details about Digital River, visit the corporate web site at www.digitalriver.com.

ABOUT NETSALES

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NetSales provides mid-sized companies with a full-service, managed e-business solution. Founded in 1995, NetSales pioneered the e-commerce marketplace by building solutions for the first e-commerce adopters. Today, clients use NetSales products and services to fulfill and manage their e-business.
Through partnerships with Cap Gemini/Ernst & Young, Cisco Systems, Chase Manhattan Bank, Wells Fargo Bank and Time Warner, NetSales offers companies in a broad range of vertical industries the ability to see immediate returns on their e-business investments. For more information, see www.netsales.com or call (800) 222-7232.

DIGITAL RIVER IS A REGISTERED TRADEMARK OF DIGITAL RIVER, INC. ALL OTHER PRODUCTS OR COMPANY NAMES MENTIONED ARE USED FOR IDENTIFICATION PURPOSES ONLY, AND MAY BE TRADEMARKS OF THEIR RESPECTIVE OWNERS.

EXCEPT FOR THE HISTORICAL INFORMATION CONTAINED HEREIN, THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS, INCLUDING STATEMENTS CONTAINING THE WORDS, "BELIEVES," "ANTICIPATES," "EXPECTS," "AND SIMILAR WORDS. SUCH FORWARD-LOOKING STATEMENTS INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS WHICH MAY CAUSE THE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF THE COMPANY, OR INDUSTRY RESULTS, TO DIFFER MATERIALLY FROM ANY FUTURE RESULTS, PERFORMANCE OR ACHIEVEMENTS EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. SUCH FACTORS INCLUDE, AMONG OTHERS: THE COMPANY'S LIMITED OPERATING HISTORY AND VARIABILITY OF OPERATING RESULTS; COMPETITION IN THE ELECTRONIC COMMERCE MARKET; AND OTHER RISK FACTORS REFERENCED IN THE COMPANY'S PUBLIC FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

    -C- 2000 DIGITAL RIVER, INC. DIGITAL RIVER-REGISTERED TRADEMARK- IS A REGISTERED TRADEMARK OF DIGITAL RIVER, INC.